Exhibit 4.151
Contract Registration (Filing) No: Fu 0621608
The Contract of
House Tenancy of Shenzhen City
Made by Shenzhen Administration Office of House Tenancy

Notice of Registration (Filing) of House Tenancy Contract
1.	Documents required for registration (filing) of house tenancy contract:
1.1
The real estate title deeds or other certificates of property rights (usage right) (The original shall be presented by the applicants and the copy shall be preserved. by the department in charge of contract registration.);

1.2	The certificates of identity or legal personality of the lessor and the lessee, including:
1.2.1	Entity
The documents of establishment or business license of the entity (The original shall be presented by the applicants and the copy shall be preserved by the department in charge of contract registration.)
The original certificate of legal representative is required.
1.2.2	Individual
The ID card or other certificates of identity (The original shall be presented by the applicants and the copy shall be preserved. by the department in charge of contract registration.)
1.3
The certificate of the agent’s identity and the letter of authorization if the landlord entrusts an agent for management; the certificate of the agent’s identity and the letter of authorization if the landlord entrusts an agent to arrange for tenancy.

1.4	The certificate that all the co-owners agree on the house tenancy and the letter of authorization if the premises are co-owned.
1.5	The leasing contract.
The letter of authorization (original) mentioned in subparagraph 3 and 4 shall be preserved, and the letter of authorization from parties abroad needs to be notarized or authenticated according to related provisions.
2.	Directions for Filing of House Tenancy Contract:
If the leased premises cannot be registered according to Article 6 or Article 7(2) of Regulations of Shenzhen Special Economic Zone on House Tenancy, the parties shall register with the department in charge of the documents of the leased premises and certificates of the parties’ identity.

Tenancy Contract
Lessor (hereinafter referred as Party A):
Shenzhen Zhiguangda Industrial Development Co., Ltd.
Address: 3rd Floor, Building 4 Middle, SEG Science & Tech Park, North Huaqiang Rd., Fukuda District, Shenzhen
Zip Code: 518028                             Tel:                     /
Business License or ID Card No:                                         /
Entrusted Representative:                                         /
Address:                                         /
Zip Code:                     /                     Tel:                     /
Business License or ID Card No:                                         /
Lessee (hereinafter referred as Party B):
Address:
Zip Code:                                          Tel:
Business License or ID Card No:
Entrusted Representative:
Address:
Zip Code:                                          Tel:
Business License or ID Card No:
Party A and Party B has reached the following contract through equal and friendly negotiation according to the Contract law of the People’s Republic of China, Law of the People’s Republic of China on Urban Real Estate Administration, Regulations of Shenzhen Special Economic Zone on House Tenancy and its detailed implementation rules, Decisions of the Standing Committee of Shenzhen Municipal People’s Congress on Strengthening the Safety Obligation of House Tenancy.

Article 1
Party A will lease to Party B the premises, which located at 10th Floor, Building 4 Middle, SEG Science & Tech Park, North Huaqiang Rd., Fukuda District, Shenzhen, House Number:      /      (hereinafter referred as the “Premise”). The total area of the Premises is 1927.38 square meters. The total number of the floors of the building is 12.
The obligee of the Premises is Shenzhen Zhiguangda Industrial Development Co., Ltd.;
Title and number of certificate of ownership (usage right): SHENFANGDIZI No. 3000226940.
Article 2
The rental of the Premises is RMB 73.00 Yuan/square meter/month (capital form of the number: SEVENTY THREE RENMINBI YUAN), and the total rental for one month is RMB 140,698.74 Yuan (capital form of the number: ONE HUNDRED AND FORTY THOUSAND SIX HUNDRED AND NINTY EIGHT RENMINBI YUAN AND SEVENTY FOUR CENTS).
Article 3
Party B shall pay the rental for the first period before      /     . The rental is RMB      /      Yuan (capital form of the number:      /     ).
Article 4
Party B shall pay the rental:

☑	Before the 5th day each month;

☐	Before the / day of the / month of each quarter;

☐	Before the / day of the / month of each half year;

☐	Before the / day of the / month each year;
Party A shall provide the tax invoice of the rental to Party B upon receipt of the rental. (Parties shall choose one from the choices mentioned above after mutual agreement with a ☑ in ☐)
Article 5
The lease term shall be from May 1st, 2011 to April 30th, 2014.
The agreed term shall be within the approved land-use term, and shall not exceed 20 years. The period beyond 20 years shall be invalid.
Article 6
The Premises shall be used for Factory Building.
Without Party A’s written consent, Party B shall not change the usage of the Premises.

Article 7
Before      /      Party A shall devolve the Premises to Party B for use and handle relevant procedures.
Party B could require for an extension of the lease term if Party A delays in devolving the Premises at the day mentioned above. The parties shall confirm the extension by signature and register in the department where they registered this contract.
Article 8
When Party A devolves the Premises to Party B, both parties shall check and confirm the condition of the Premises, attached facilities and attached properties, and list the details in the appendix.
Article 9
When Party A devolves the Premises to Party B, Party A could require for a security deposit of RMB 281,397.48 Yuan (capital form of the number: TWO HUNDRED AND EIGHTY ONE THOUSAND THREE HUNDRED AND NINTY SEVEN RENMINBI YUAN AND FORTY EIGHT CENTS), which is equivalent to the rental for TWO months.
Party A shall provide the receipt after receiving the security deposit.
Party A shall return the security deposit to Party B upon the occurrence of the following circumstances:
1.	The contract expires with the fire safety agreement is enforced conscientiously;
2.	All the relevant expenses liable to Party B are fully paid and the receipt of security deposit is provided by Party B;
3.	The Premises and attached facilities are not damaged artificially.

☐	To satisfy one of the circumstances mentioned above.

☑	To satisfy all the circumstances mentioned above
(Parties shall choose one from the choices mentioned above after mutual agreement with a ☑ in ☐)
Method and time to return the security deposit: The security deposit shall be returned to Party B within 15 working days after Party B fully paid all the relevant expenses liable to Party B and the receipts required by Party A are brought by the Lessee or its Legal Representatives.
Party B has right to refuse to return the security deposit upon the occurrence of any of the following circumstances:
1.	The fire safety agreement is enforced properly by Party B or the contract is terminated by Party B or results from Party B’s illegal deeds;

2.	Party B fails to make fully payment or provide the receipt of security deposit;

3.	The Premises or attached facilities are damaged or lost artificially and Party B refuses to repair or make compensation.

Article 10
Among the costs arising from the house tenancy, Party A shall pay the costs for land use, tax, property management and      /     , and Party B shall timely pay the costs for water, electricity, cleaning, property management,      /      and so on.
Article 11
Party A shall guarantee that the safety of the Premises and attached facilities satisfies the requirements of relevant laws and regulations.
Article 12
Party B shall use the Premises and attached facilities reasonably, and shall not use the Premises for illegal activities. Party A shall not interfere with or prevent Party B’s normal and reasonable use of the Premises.
Article 13
If the Premises and attached facilities have damages which prevent safe and normal use and are not caused by Party B, Party B shall take positive measures to prevent further loss and notify Party A promptly. Party A shall start to repair (by itself or entrusting Party B) within THREE days after receiving notice from Party B. Party B could proceed to repair if Party B is not able to notify Party A or Party A fails to perform the repair obligation within the agreed time limit mentioned above.
In case of any emergency that instant repair is needed, Party B shall proceed to repair and notify Party A promptly.
The expenses for repair mentioned above in this article, including the reasonable fee for party B’s repair work and the reasonable expenses spent to prevent further loss shall be borne by Party A. If Party B fails to notify Party A promptly or fails to take positive measures which results in further loss, Party B shall bear the repair expenses for the further loss thereof.
Article 14
If the Premises and attached facilities have damages which prevent safe and normal use and are caused by Party B’s improper or unreasonable use, Party B shall notify Party A promptly and be responsible for repair.
Article 15

☐	Party B could sublease the Premises or any part thereof to a third party during the lease term and register in the department in charge of house tenancy. The subleased term shall not exceed the lease term in this contract.

☐	During the lease term Party B could register in the department in charge of house tenancy with the certificate of Party A’s written consent to subleasing. The subleased term shall not exceed the lease term in this contract.

☑	Party B shall not sublease the Premises or any part of it to a third party during the lease term.
(Parties shall choose one from the choices mentioned above after mutual agreement with a ☑ in ☐)

Article 16
During the lease term, Party A shall inform Party B in writing a month before the transfer of ownership of the Premises (partly or wholly). Party B shall reply to Party A within THREE days after receiving Party A’s notice. Party B shall enjoy the right of first refusal for purchasing the Premises under the same condition.
Party A shall inform the new owner to perform the obligations in this contract if the ownership of the Premises is transferred.
Article 17
The contract could be rescinded or modified upon the occurrence of any of the following circumstances:
1.	The contract could not be performed due to force majeure;

2.	The Premises are expropriated, taken back or dismantled by government;

3.	Both parties reach an agreement.
Article 18
Upon the occurrence of any of the following circumstances, for the damages caused, Party A shall:

☐	1. Request Party B to restore the Premises to the original condition;

☑	2. Claim damage compensation against Party B;

☑	3. Refuse to return the security deposit;

☐	4. Claim a penalty of RMB / Yuan (capital form of the number: / ) against Party B.
(Parties shall choose from the choices mentioned above after mutual agreement with a ☑ in ☐, but 3 and 4 cannot be chosen at the same time.):
1.	Party B fails to pay the rental on schedule for more than / days ( / month);
2.	The damages caused to Party A by delayed payment of the rental reach more than RMB 70,349.37 Yuan;
3.	Party B uses the Premises to conduct illegal activities and damages the interests of third parties or the public;
4.	Party B changes the usage or structure of the Premises without consent from Party A;
5.	Party B fails to perform its obligation of repairing or paying for the repair in violation of Article 14 and causes serious damages to the Premises and facilities;
6.	Party B decorates the Premises without consent from Party A and approval from relevant authorities;
7.	Party B subleases the Premises to a third party without consent from Party A.

Apart from claiming against Party B for breach of contract or damage compensation, Party A could request to modify or rescind this contact upon the occurrence of the circumstances mentioned above. Once the notice of rescindment of this contract is served legally, Party A has the right to request for cancellation of contract registration unilaterally.
Article 19
Upon the occurrence of any of the following circumstances, for the damages caused, Party B shall:

☑	1. Claim damage compensation against Party A;

☐	2. Demand twice of the security deposit against Party A;

☑	3. Claim a penalty of RMB 140,698.74 Yuan (capital form of the number: ONE HUNDRED AND FORTY THOUSAND SIX HUNDRED AND NINTY EIGHT RENMINBI YUAN AND SEVENTY FOUR CENTS) against Party A.
(Parties shall choose from the choices mentioned above after mutual agreement with a ☑ in ☐, but 2 and 3 cannot be chosen at the same time.):
1. Party A delays in devolving the Premises for more than 30 days (        /         month);
2. Party A fails to perform its obligation in Article 11, and the safety of the Premises is not in accordance with relevant laws and regulations;
3. Party A fails to perform its obligation of repairing or paying for the repair in violation of Article 13;
4. Party A rebuilds, expands or decorates the Premises without consent from Party B or approval from relevant authorities;
Apart from claiming against Party A for breach of contract or damage compensation, Party B could request to modify or terminate the contact upon occurrence of the circumstances mentioned above. Once the notice of termination of this contract is delivered legally, Party B has the right to request for cancellation of contract registration unilaterally.
Article 20
After the expiration of this contract, Party B shall leave and return the Premises within ONE day with the assurance that the Premises and attached facilities are in good condition (except for normal wear and tear). Party B shall pay up relevant fees borne and handle relevant procedures.
if Party B do not leave or return the Premises on time, Party A could take the Premises back in accordance with laws, regulations and this contract, and demand twice of the rental of the period exceeding the lease term.

Article 21
If Party B intends to extend this contract, Party B shall notify Party A THREE months before this contract expires. Party B shall enjoy the right of first refusal for renting the Premises under the same condition.
If both parties agree on the extension, they shall sign a new agreement and register in the department in charge of house tenancy.
Article 22
Both parties shall sign the Letter of Responsibility for Safety Management of House Tenancy of Shenzhen City. The Premises provided by Party A shall be in compliance with the standards and requirements for safe use, and no potential safety problems shall exist. The building, fire fighting equipments, gas facilities, electric power facilities, entrance and passage of the Premises shall be in compliance with the standards and regulations made by relevant authorities for safe production, fire fighting, public security, environment protection, health and so on. Party B shall use the Premises in strict accordance with the standards and regulations made by relevant authorities for safe production, fire fighting, public security, environment protection, health and so on. Party B shall ensure that no potential safety problem exists when the Premises are used. Both parties shall obey all the clauses in this contract, and the party who breaches this contract shall assume liabilities according to this contract.
Article 23
The parties could reach supplementary agreement on unaccounted issues in the appendix. The appendix is an integrated part of this contract and has equal legal validity with this contract after signature and seal.
If any modification of this contract has been made by the parities, the parties shall register in department in charge of house tenancy within 10 days after signature of the modified contract.
Article 24
Any dispute arising from this contract shall be resolved by negotiation. If negotiation does not work, the dispute could be submitted to the department in charge of house tenancy for mediation. If mediation does not work, the dispute could be submitted to:

☑	Shenzhen Arbitration Commission;

☐	CITAC, Shenzhen Sub-Commission;

☐	Local People’s Court
(Parties shall choose one from the choices mentioned above after mutual agreement with a ☑ in ☐)

Article 25
The parties appoint the following address as their address for service:
Party A’s address: 3rd Floor, Building 4 Middle, SEG Science & Tech Park, North Huaqiang Rd., Fukuda District, Shenzhen
Party B’s address: 10th Floor, Building 4 Middle, SEG Science & Tech Park, North Huaqiang Rd., Fukuda District, Shenzhen
If not appointed, the address for service shall be the address in this contract.
The address for service shall remain effective without written notice. Notices or documents sent to the address for service shall be deemed as received. If notices or documents are returned by post office, they shall be deemed as received at the return day.
Article 26
The contract shall come into force after being signed by both parties.
Both parties shall register in the department in charge of house tenancy within 10 days after signature of this contract.
Article 27
The Chinese version is the original.
Article 28
The contract together with the appendix is in duplicate, among which Party A shall keep ONE, Party B shall keep ONE, the department in charge of house tenancy shall keep /, and the relevant department shall keep /.

Party A (sign/seal): Legal Representative: Tel: Account No: Entrusted Representative (sign/seal):

Party B (sign/seal): Legal Representative: Tel: Account No: Entrusted Representative (sign/seal):

Registrar (sign/seal): Contract Registration (filing) Department (sign/seal):

Special Notice
1. Before signing the parties shall check the contract carefully, and the clauses could be added, deleted, filled in or modified upon mutual agreement. After signing the contract shall be the clauses unmodified plus the parts handwritten by the parties (with signature or seal of the parties).
2. Before signing the lessor shall present to the lessee the real estate title deeds or other certificates of property rights, and the certificate of the lessor’s identity or legal personality. The letter of authorization shall be presented as well if the premises are entrusted to a third party for management. If the premises are co-owned, the certificate that all the owners agree to lease and the letter of authorization shall be presented. The lessee shall present the certificate of his identity or legal personality to the lessor.
3. The parties shall sign and perform the contract in compliance with laws, and shall not violate procedures set up by laws or conduct illegal activities.
4. The parties shall be bound by the contract after signing. The parties shall perform the obligations in accordance with the contract. Unless it is agreed by the parties or ruled by laws otherwise, neither party could modify or rescind the contract unilaterally.
5. The parties shall use brush pen, pen or signature pen with carbon ink or blue-black ink to fill in the contract, and confirm the handwritten part by signature or seal.
6. The parties could fill in the contract (marked by underline) or choose from some choices (marked by ☐).
7. The parties shall register in the department in charge of house tenancy promptly after signing the contract.
8. The parties could decide the number of copies of the original contract. Before signing the parties shall check the contracts carefully to ensure that the contents of each contract are equally the same. Each party shall keep at least one original contract in any circumstance.
9. The parties shall handle relevant procedures in the department where they registered in case of material change, rescindment or loss of the contract.
10. The parties could negotiate about how to dispose of the things left in the leased premises after rescindment or expiration of the contract and specify the reached agreement in the appendix.
11. The parties shall choose from the followings to fill in Article 6 of this contract (usage of the leased premises): business, office, factory, warehouse and synthesis.

Safety Management of House Tenancy of Shenzhen City
Letter of Responsibility
Made by Shenzhen Floating Population and House Tenancy Management Office

This letter of responsibility is made in accordance with relevant laws and regulations, for purpose of furthering implementation of Decisions of the Standing Committee of Shenzhen Municipal People’s Congress on Strengthening the Safety Obligation of House Tenancy, clarifying safety obligation, strengthening administration on house tenancy and protecting the safety and properties of the public:
1. The lessor and the lessee shall assume the safety obligation of the leased premises within the administrative areas of Shenzhen City, which are used for production, business operation (including counters and markets for all kinds of commodities), office, residence and so on.
2. The lessor shall have the certificate of property rights or other certificates required by government. If the lessor entrusts a third party to lease the premises, the lessor and the entrusted third party shall clarify their respective safety obligation in the letter of authorization. The sublessor, lender and people who actually lease the premises shall assume the safety obligation as a lessor.
3. The lessor shall ensure that the building, fire fighting equipments, gas facilities, electric power facilities, entrance and passage of the Premises are in compliance with the standards made by relevant administrative authorities, laws and regulations. The lessor shall get the license or documents of approval before leasing if it is required by laws or regulations.
4. If the lessee intends to use the leased premises for production or business operation, before opening the lessor shall require the lessee to present business license (or opening license) and the certificate that fire control procedures have been dealt with.
5. The lessor shall check the safety and usage of the leased premises at least once each quarter and keep written records. The lessee shall assist in checking and sign on the records. If the lessor cannot check the leased premises due to objective reasons, the lessor shall entrust a third party to check.
6. The lessor shall report to the house tenancy management department or other administrative departments promptly if the lessor finds that potential safety problems exist in the leased premises or that the lessee changed the usage of the leased premises unilaterally.
7. The lessee shall use the leased premises in a safe and reasonable manner in accordance with laws, regulations and the leasing contract, and shall not change the structure or usage of the leased premises unilaterally. If potential safety problems are found, the lessor shall promptly notify the lessee and report to the house tenancy management department or other administrative departments.
8. The lessee shall not change the usage of the leased premises unilaterally, and the operating activities in the leased premises, such as hotel, restaurant, entertainment, internet bar, workshop and so on, shall comply with relevant laws and regulations.
It is prohibited to use the leased premises for illegal activities such as gambling, drug taking and trafficking, prostitution and whoring, manufacturing and selling pornographic products, forging certificates, printing illegal publications, manufacturing and selling fake or shoddy goods, harboring criminals, harboring and selling booties and so on;

It is prohibited to use the leased premises for illegal activities such as pyramid sale (including in disguised forms), unlicensed business operation, unlicensed clinic operation, illegal medical practice, illegal engagement in renewable resources recovery and so on;
It is prohibited to use the leased premises for fraudulent activities such as unlicensed intermediaries for job, marriage, training, real estate and so on;
It is prohibited to use the leased premises for producing, storing or selling dangerous substances such as flammable, explosive, toxic or radioactive substances.
9. The lessor and the lessee shall assist the house tenancy management department in the safety inspection and management of the leased premises, and provide relevant documents and information faithfully.
10. If the lessor or the lessee fails to perform the safety obligation and causes damages to the safety and properties of the public, the victim could claim damages against the lessor or the lessee.

The Lessor (signature/seal):	The Lessee (signature/seal):
Entrusted Representative:	Tel:
Tel:
The House Tenancy Management Department (seal):